                          Offer To Purchase For Cash
                    All Outstanding Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)
                                      and
               All Outstanding Warrants to Purchase Common Stock
                                      of
                          Lone Star Industries, Inc.
                                      at
                             $50.00 Net Per Share
                                      and
                            $81.25 Net Per Warrant
                                      by
                            Level Acquisition Corp.
                    an indirect wholly owned subsidiary of
                                 Dyckerhoff AG

                               -----------------

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, OCTOBER 1, 1999, UNLESS THE OFFER IS EXTENDED.

                               -----------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES AND WARRANTS REPRESENTING AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15.
                               -----------------

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 2, 1999, BY AND AMONG DYCKERHOFF AKTIENGESELLSCHAFT, LEVEL ACQUISITION CORP. AND LONE STAR INDUSTRIES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SECURITYHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES AND THEIR WARRANTS PURSUANT TO THE OFFER.

                               -----------------

                                   IMPORTANT

Any securityholder desiring to tender all or any portion of such securityholder's Securities should either (i) complete and sign the appropriate Letter of Transmittal (the green Letter of Transmittal in the case of the Shares and the blue Letter of Transmittal in the case of the Warrants) (or a manually signed facsimile thereof) in accordance with the Instructions in the appropriate Letter of Transmittal, have such securityholder's signature thereon guaranteed (if required by Instruction 1 to the appropriate Letter of Transmittal), mail or deliver the appropriate Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Securities to the Depositary along with the appropriate Letter of Transmittal (or such manually signed facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 3 of this Offer to Purchase, deliver an Agent's Message and any other required documents to the Depositary and deliver such Securities pursuant to the procedure for book-entry transfer set forth in
Section 3 of this Offer to Purchase or (ii) request such securityholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such securityholder. Any securityholder whose Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Securities.

Any securityholder who desires to tender Securities and whose certificates evidencing such Securities are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Securities by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies.

                               -----------------

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

September 3, 1999

                               TABLE OF CONTENTS

                                   Page
                                   ----
 INTRODUCTION....................     1
 THE OFFER.......................     4
 1.  Terms of the Offer..........     4
     Acceptance for Payment and
 2.  Payment.....................     6
     Procedures for Tendering
 3.  Securities..................     7
 4.  Withdrawal Rights...........    10
 5.  Certain U.S. Federal Income
     Tax Consequences............    11
 6.  Price Ranges of the
     Securities; Dividends.......    12
 7.  Effect of the Offer on the
     Market for the Securities;
     Stock Exchange Listing;
     Exchange Act Registration;
     Margin Regulations..........    13
 8.  Certain Information
     Concerning the Company......    14
 9.  Certain Information
     Concerning Parent and
     Purchaser...................    16

                                     Page
                                     ----
 10. Sources and Amount of Funds..     19
 11. Background of the Offer;
     Contacts with the Company....     19
 12. Purpose of the Offer and the
     Merger; the Merger Agreement
     and Certain Other
     Agreements...................     20
 13. Plans for the Company; Other
     Matters......................     33
 14. Dividends and Distributions..     35
 15. Certain Conditions of the
     Offer........................     35
 16. Certain Legal Matters and
     Regulatory Approvals.........     37
 17. Fees and Expenses............     39
 18. Miscellaneous................     40
 Schedule I--Information
  Concerning Directors and
  Executive Officers of Parent and
  Purchaser and Certain Other
  Persons.........................    I-1

To the Holders of Common Stock and
Warrants of Lone Star Industries, Inc.:

                                 INTRODUCTION

  Level Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Dyckerhoff Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock" or the "Shares"), of Lone Star Industries, Inc., a Delaware corporation (the "Company"), together with the associated rights to purchase common stock (the "Rights") issued pursuant to the Rights Agreement, dated as of November 10, 1994 (the "Rights Agreement") by and between the Company and Chemical Bank, as Rights Agent, at a price of $50.00 per Share, net to the seller in cash, without interest thereon (the "Share Price"), and all of the outstanding Common Stock Purchase Warrants (the "Warrants"), each representing the right to purchase two Shares at an exercise price of $18.75 per Warrant (or $9.375 per Share), issued pursuant to the Warrant Agreement dated as of April 13, 1994 between the Company and Chemical Bank, as Warrant Agent (the "Warrant Agreement") for $81.25 per Warrant, net to the seller in cash, without interest thereon (the "Warrant Price"), (the Common Stock (and associated Rights) and the Warrants being collectively referred to as the "Securities") upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Unless the context otherwise requires, all references herein to Shares shall include the Rights.

  Tendering securityholders of record who tender Securities directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the appropriate Letter of Transmittal, transfer taxes on the purchase of Securities by Purchaser pursuant to the Offer. However, any tendering securityholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such securityholder or other payee pursuant to the Offer. See Section 3. Securityholders who hold their Securities through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Morgan, Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager (in such capacity, the "Dealer Manager"), EquiServe, L.P. which is acting as the Depositary (in such capacity, the "Depositary") and Georgeson & Company, Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 17.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SECURITYHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES AND THEIR WARRANTS PURSUANT TO THE OFFER.

  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ("MERRILL LYNCH"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION, DATED SEPTEMBER 2, 1999 (THE "FINANCIAL ADVISOR OPINION"), TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED THEREIN, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SECURITIES PURSUANT TO THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH SECURITYHOLDERS. A COPY OF THE FINANCIAL ADVISOR

OPINION IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER AND WHICH IS BEING MAILED TO SECURITYHOLDERS HEREWITH. SECURITYHOLDERS ARE URGED TO, AND SHOULD, READ THE FINANCIAL ADVISOR OPINION CAREFULLY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SECURITIES REPRESENTING AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (AS DEFINED HEREIN) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 15.

  Purchaser reserves the right, subject only to the applicable rules and regulations of the Commission, to waive each of the conditions (other than the Minimum Condition) to the obligations of Purchaser to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender Agreement (as defined below) (the "Transactions").

  The Company has advised Parent and Purchaser that each member of the Company Board and each of the Company's executive officers intends to tender all Securities owned by such person pursuant to the Offer or (solely in the case of directors and executive officers who would as a result of the tender incur liability under Section 16(b) of the Exchange Act of 1934, as amended (the "Exchange Act")) to vote in favor of the Merger. In addition, simultaneously with the execution and delivery of the Merger Agreement, Parent and Purchaser, on the one hand, and certain securityholders on the other hand (the "Certain Securityholders"), entered into a Tender Agreement dated as of September 2, 1999 (the "Tender Agreement"). The Tender Agreement relates to 1,320,870 issued and outstanding Shares owned by the Certain Securityholders, which represent approximately 5.3% of the Fully Diluted Shares. Pursuant to the Tender Agreement, each Certain Securityholder has agreed, among other things, to tender in the Offer the Securities owned by such Certain Securityholders, as well as any other Securities acquired prior to the expiration of the Offer, including pursuant to the exercise of options. See Section 12.

  As used in this Offer to Purchase, "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options (excluding the options which will be cashed out and cancelled as provided in Section 2.10 of the Merger Agreement and described in Section 12 under "Merger Agreement--Options"), warrants (including the Warrants) and securities exercisable or convertible into such voting securities. The Company has represented and warranted to Parent and Purchaser that, as of September 1, 1999, (i) the authorized capital stock of the Company consists of 75,000,000 Shares, (ii) 19,297,418 Shares are issued and outstanding, (iii) 5,652,582 Shares are issuable pursuant to the exercise of the Company's outstanding Warrants, and (iv) 310,500 shares are reserved for issuance pursuant to outstanding options (the "Options") issued under certain Company stock option plans. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company (except for the issuance of Shares issuable pursuant to Warrants and Options outstanding on the date hereof). See Section 12. Based on the foregoing and assuming that there are an aggregate of 24,950,000 Fully Diluted Shares, the Minimum Condition will be satisfied if 12,475,001 Securities are validly tendered and not withdrawn prior to the Expiration Date.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 2, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with Delaware General Corporation Law (the "DGCL"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and, as of the Effective Time (as defined below), an indirect wholly-owned subsidiary of Parent; alternatively, Purchaser may elect to merge the Company with and into Purchaser (or another wholly owned subsidiary of Parent), and Purchaser or such subsidiary will be the Surviving Corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser and
(iii) stockholders who properly perfect their appraisal rights with respect to such Shares under the DGCL will be converted into the right to receive $50.00 in cash (the "Merger Consideration"), without interest thereon. After the Effective Time, each Warrant then outstanding, other than Warrants held by the Company, will remain outstanding and unaffected by the Merger; except that, if the Company is not the Surviving Corporation in the Merger, each holder of Warrants will have the right to obtain, upon the exercise of each Warrant, the Merger Consideration in lieu of each Share theretofore issuable upon exercise of such Warrant. The Merger Agreement is more fully described in Section 12.

  The Merger Agreement provides that immediately upon the purchase by Purchaser of Securities pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of votes represented by Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased and any Warrants so accepted for payment and purchase and converted by Purchaser into Shares) bears to the number of votes represented by Shares then outstanding, and the Company shall, at such time, use its best efforts promptly to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law. See
Section 12. Under the DGCL and pursuant to the Certificate of Incorporation and the Bylaws of the Company, the affirmative vote of the holders of a majority of the outstanding Shares at a meeting of the Company's stockholders is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger. If the Minimum Condition is satisfied and Purchaser purchases (or acquires upon the exercise of Warrants purchased in the Offer) at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Purchaser has agreed to vote the Shares acquired by it pursuant to the Offer in favor of the Merger. See Section 12.

  Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of capital stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Purchaser and the Company have agreed that Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than five business days if the Minimum Condition has been satisfied but less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired in open market purchases may be greater or less than that paid in the Offer. Purchaser presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with the Company. See Section 13.

  The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement. Each Right represents the right to purchase one-tenth of a Share upon the terms and conditions set forth in the Rights Agreement. The Company has represented in the Merger Agreement that it has taken all action necessary under the Rights Agreement such that the Offer and the Merger are "Permitted Offers" (as such term is defined in the Rights Agreement) and that the consummation of the Transactions will not result in the triggering of the provisions of Sections 11 or 13 of the Rights Agreement or the occurrence of a "Distribution Date" or "Shares Acquisition Date" under the Rights Agreement and will not result in Parent, Purchaser or any of their affiliates or associates becoming an "Acquiring Person" under the Rights Agreement and that upon consummation of the Merger the former holders of the Rights will not have any claims or rights thereunder (without any necessity to redeem the Rights to effectuate the foregoing).

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5. Please also see Section 5 for a description of certain Federal income tax consequences of tendering the Warrants in contrast to exercising the Warrants and tendering the Shares.

  THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, October 1, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of any waiting period imposed by the HSR Act, and the other conditions set forth in Section 15. If such conditions are not satisfied at or prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Securities tendered in the Offer and terminate the Offer and return all tendered Securities to the tendering securityholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, subject to complying with applicable rules and regulations of the Commission, purchase all Securities validly tendered, (iii) extend the Offer and, subject to the right of securityholders to withdraw Securities until the Expiration Date, retain all Securities which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the provisions of next paragraph, amend the Offer.

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Securities, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Securities, whether or not Purchaser exercises its right to extend the Offer.

  Under the Merger Agreement, Purchaser has the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided that without the prior consent of the Company, no modification or change may be made which (i) decreases the consideration payable in the Offer, (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, (iv) decreases the maximum number of Securities sought pursuant to the Offer, (v) adversely changes the conditions to the Offer, (vi) imposes additional conditions to the Offer (other than in respect of any consideration which is payable in addition to the Share Price and Warrant Price), or (vii) except as provided in the next sentence, extend the Offer. Notwithstanding the foregoing, Purchaser may (but shall not be required under the Merger Agreement or otherwise to), without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled Expiration Date any of the conditions to Purchaser's obligations to accept for payment and pay for Securities shall not be satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (iii) extend the Offer on one or more occasions for an aggregate period of not more than five business days if the Minimum Condition has been satisfied but less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn, and (iv) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence, notwithstanding the prior satisfaction of the conditions to the Offer set forth in Section 15. Without limiting the right of Purchaser to extend the Offer pursuant to the immediately preceding sentence, in the event that the condition set forth in paragraph (d) of Section 15 with respect to the HSR Act or with respect to an action or proceeding by a Governmental Entity (as defined herein) shall not have been satisfied or waived at the Expiration Date (and such condition is the sole remaining condition to be satisfied or waived if the Offer were to be consummated on that date), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer, in five business day increments, up to November 30, 1999, unless Parent determines in good faith that such condition cannot be satisfied prior to November 30, 1999. The conditions to the Offer are for the benefit of Purchaser and, except with respect to the Minimum Condition, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

  Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Securities. Subject to applicable law and without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Securities) is delayed in its purchase of, or payment for, Securities or is unable to pay for Securities pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Securities on behalf of Purchaser, and such Securities may not be withdrawn except to the extent tendering securityholders are entitled to the withdrawal rights described in Section 4. However, the ability of Purchaser to delay the payment for Securities which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to securityholders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares or Warrants pursuant to the Offer, such increased consideration will be paid to all holders whose Shares or Warrants, as the case may be, are purchased in the Offer whether or not such Shares or Warrants were tendered prior to such increase.

  The Company has provided Purchaser with the Company's securityholder lists and security position listings for the purpose of disseminating the Offer to securityholders. This Offer to Purchase, the related Letters of Transmittal and other relevant documents will be mailed to record holders of Securities whose names appear on the securityholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities.

  2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Securities validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 related to regulatory matters. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Purchaser. See Section 4.

  The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Securities in order to comply in whole or in part with any applicable law, including without limitation the HSR Act. See Section 16. If Purchaser is delayed in its acceptance for payment of, or payment for (whether before or after its acceptance for payment of Securities), Securities or is unable to accept for payment or pay for Securities pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 15) (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Securities, and such Securities may not be withdrawn except to the extent tendering securityholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Securities properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Securities. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering securityholders. In all cases, payment for Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Securities (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) the appropriate Letter of Transmittal (the green Letter of Transmittal in the case of the Shares and the blue Letter of Transmittal in the case of the Warrants) (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the appropriate Letter of Transmittal. Accordingly, payment may be made to tendering securityholders at different times if delivery of the certificates and other required documents occur at different times. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer. The per Warrant consideration paid to any holder of Warrants pursuant to the Offer will be the highest per Warrant consideration paid to any other holder of such Warrants pursuant to the Offer.

  Under no circumstances will interest be paid on the Share Price or the Warrant Price to be paid by Purchaser for the Securities, regardless of any extension of the Offer or any delay in making such payment.

  If any tendered Securities are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Securities than are tendered, certificates evidencing Securities not tendered or not accepted for purchase will be returned to the tendering securityholder, or such other person as the tendering securityholder shall specify in the appropriate Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Securities delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Securities will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering securityholder shall specify in the appropriate Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Securities delivered by book-entry transfer, any such Securities not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the appropriate Letter of Transmittal as the account from which such Securities were delivered.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Securities tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering securityholders to receive payment for Securities validly tendered and accepted for payment pursuant to the Offer.

  3. Procedures for Tendering Securities.

  Valid Tender. For Securities to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (the green Letter of Transmittal in the case of Shares and the blue Letter of Transmittal in the case of the Warrants) (or a manually signed facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Securities must be received by the Depositary at one of such addresses or such Securities must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering securityholder must comply with the guaranteed delivery procedures described below.

  If certificates evidencing tendered Securities are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Securities will be purchased.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Securities by causing the Book-Entry Transfer Facility to transfer such Securities into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Securities may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Securities into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Securities that such participant has received and agrees to be bound by the terms of the appropriate Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  The appropriate Letter of Transmittal and any other required document must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the appropriate Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

  The method of delivery of Securities, the appropriate Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering securityholders. Securities will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on a Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Securities) of Securities tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) if such Securities are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the appropriate Letter of Transmittal. If the certificates for Securities are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Securities not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Securities must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the appropriate Letter of Transmittal.

  Guaranteed Delivery. If a securityholder desires to tender Securities pursuant to the Offer and such securityholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such securityholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date;

    (iii) in the case of Shares, the certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed green Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery; and

    (iv) in the case of Warrants, the certificates for all tendered Warrants, in proper form for transfer, or a Book Entry Confirmation, together with a properly completed and duly executed blue Letter of Transmittal

  (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Securities accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Securities, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering securityholders may be paid at different times depending upon when certificates for Securities or Book-Entry Confirmations with respect to such Securities are actually received by the Depositary.

  The valid tender of Securities pursuant to one of the procedures described above will constitute a binding agreement between the tendering securityholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the appropriate Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering securityholder will irrevocably appoint designees of Parent as such securityholder's attorneys-in-fact and proxies in the manner set forth in the appropriate Letter of Transmittal, each with full power of substitution, to the full extent of such securityholder's rights with respect to the Securities tendered by such securityholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Securities on or after September 2, 1999 (collectively, "Distributions"). However, regular quarterly cash dividends consistent with past practices (including as to declaration, record and payment dates) that do not exceed $0.05 per share per fiscal quarter are permitted to be declared and paid by the Company prior to the consummation of the Offer, and will be paid to tendering stockholders (but not warrantholders in their capacity as such) to the extent so declared and paid. All such proxies will be considered coupled with an interest in the tendered Securities. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Securities tendered by such securityholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Securities tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such securityholder with respect to such Securities (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such securityholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Securities (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's securityholders and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Securities, Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities (and any and all Distributions), including voting at any meeting of securityholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Securities determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Securities of any particular securityholder, whether or not similar defects or irregularities are waived in the case of other securityholders. No tender of Securities will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the appropriate Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a securityholder surrendering Securities in the Offer, or its assignee (in either case, the "Payee") must, unless an exemption applies, provide the Depositary with such Payee's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Payee is not subject to backup withholding. If a Payee does not provide such Payee's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 31%. All securityholders surrendering Securities pursuant to the Offer and other Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign securityholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the appropriate Letter of Transmittal.

  4. Withdrawal Rights. Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Securities are irrevocable. Securities tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 1, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities to be withdrawn, if different from the name of the person who tendered the Securities. If certificates evidencing Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Securities have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Securities have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Securities may not be rescinded, and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Securities may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. Certain U.S. Federal Income Tax Consequences. The following is a general summary of certain U.S. Federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Securities whose Securities are tendered and accepted for payment pursuant to the Offer or whose Securities are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following discussion does not address the U.S. Federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Securities pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders who perfect applicable appraisal rights under the DGCL, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Securities as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the Federal income tax consequences to persons who do not hold the Securities as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Securities pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Securities pursuant to the Offer or receives cash in exchange for Securities pursuant to the Merger will recognize gain or loss for Federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Securities sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Securities for more than one year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Security that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Security that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

  If a warrantholder has held a Warrant for more than one year, any gain or loss recognized upon either the tendering of such Warrant pursuant to the Offer or, assuming the Offer is completed, the Merger, would generally be treated as long-term capital gain or loss. However, if such warrantholder were to exercise the Warrant, the Shares acquired through the exercise of such Warrant would have a holding period beginning as of the date on which the Warrant was exercised. Therefore, any Shares so acquired and tendered pursuant to the Offer or the Merger would not qualify for long-term capital gain or loss if the warrant holder were to become entitled to the receipt of cash within one year or less of the date of the exercise of such Warrant. Accordingly, warrantholders who are considering exercising such Warrants should consult with their own tax advisors as to whether or not they would be foregoing a possible long-term capital gain or loss by not tendering such Warrants pursuant to the Offer and instead incurring a short-term capital gain or loss through the exercise of such Warrants and the receipt of cash within one year following such exercise in exchange for the Shares received upon the exercise of such Warrants.

  6. Price Ranges of the Securities; Dividends. The Shares are listed on the NYSE under the symbol "LCE". The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per Share on the NYSE and the amount of cash dividends paid per Share, as reported in published financial sources.

                                                  Sales
                                                Price(1)
                                                --------------         Cash
                                                High      Low      Dividends(1)
                                                ----      ----     ------------
     Fiscal Year Ended December 31, 1997:
       First Quarter........................... $22 5/8   $17 7/16    $0.05
       Second Quarter..........................  22 25/32  18 5/8      0.05
       Third Quarter...........................  27 1/8    22 5/8      0.05
       Fourth Quarter..........................  30 5/8    24 7/16     0.05
     Fiscal Year Ended December 31, 1998:
       First Quarter........................... $34 13/16 $25 5/8     $0.05
       Second Quarter..........................  42 7/16   33 1/4      0.05
       Third Quarter...........................  41 27/32  26 1/4      0.05
       Fourth Quarter..........................  39 7/16   28          0.05
     Fiscal Year Ending December 31, 1999:
       First Quarter........................... $37 3/4   $30 5/8     $0.05
       Second Quarter..........................  38 3/16   31 1/8      0.05
       Third Quarter (through September 2,
        1999)..................................  49 1/2    30 1/2      0.05(2)

--------
(1) Share prices and cash dividends per Share have been restated to reflect the Company's two-for-one stock split effective December 14, 1998.
(2) Cash dividend per Share was declared on August 19, 1999 and is scheduled to be paid on September 15, 1999.

  On September 1, 1999, the last full trading day prior to the date of the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $34 9/16 per Share. On September 2, 1999 the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $49 1/8 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

  Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent except that the Company may declare and pay to holders of Shares regular quarterly cash dividends not to exceed $0.05 per Share per fiscal quarter, including the quarterly cash dividend of $0.05 per Share declared on August 19, 1999 and scheduled to be paid on September 15, 1999 to stockholders of record on September 1, 1999.

  The Warrants are listed on the NYSE under the symbol "LCE t". The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per Warrant on the NYSE, as reported in published financial sources.

                                                                  Sales
                                                                  Price
                                                                ------------
                                                                High    Low
                                                                ----    ----
     Fiscal Year Ended December 31, 1997:
       First Quarter........................................... $28 5/8 $18 1/4
       Second Quarter..........................................  28      21
       Third Quarter...........................................  36 1/2  28 1/2
       Fourth Quarter..........................................  43 3/8  31 3/4

     Fiscal Year Ended December 31, 1998:
       First Quarter........................................... $51 1/8 $33 1/2
       Second Quarter..........................................  66      48 1/4
       Third Quarter...........................................  64 1/2  34 1/2
       Fourth Quarter..........................................  60      38 1/8

     Fiscal Year Ending December 31, 1999:
       First Quarter........................................... $59     $35 1/2
       Second Quarter..........................................  60 1/4  41 1/2
       Third Quarter (through September 2, 1999)...............  79 3/4  42 3/4

  On September 1, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Warrants on the NYSE was $50 1/2 per Warrant. On September 2, 1999 the last full trading day prior to the commencement of the Offer, the last reported sales price of the Warrants on the NYSE was $ 79 7/16 per Warrant. Warrantholders are urged to obtain a current market quotation for the Warrants.

  7. Effect of the Offer on the Market for the Securities; Stock Exchange Listing; Exchange Act Registration; Margin Regulations

  Market for the Securities. The purchase of Securities by Purchaser pursuant to the Offer will reduce the number of holders of Securities and the number of Securities that might otherwise trade publicly and, depending upon the number of Securities so purchased, could adversely affect the liquidity and market value of the remaining Securities held by the public.

  Stock Exchange Listing. The Securities are listed on the NYSE. Depending upon the number of Securities purchased pursuant to the Offer, the Securities may no longer meet the requirements for continued listing on the NYSE and either or both of them may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares or the Warrants if, among other things: (i) the number of record holders of 100 or more Shares or Warrants, as the case may be, should fall below 1,200;
(ii) the number of publicly held Shares or Warrants, as the case may be (exclusive of holdings of Parent and Purchaser and any other subsidiaries or affiliates of Parent and of officers or directors of the Company or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (iii) the aggregate market value of such publicly held Shares or Warrants, as the case may be (exclusive of Excluded Holdings) should fall below $5,000,000.

  If the NYSE were to delist either the Shares or the Warrants, it is possible that the delisted Securities would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. However, the extent of the public market for the delisted Securities and the availability of such quotations would depend upon such factors as the number of stockholders or warrantholders, as the case may be, and/or the aggregate market value of the publicly-traded Shares or Warrants, as the case may be, remaining at such time, the interest in maintaining a market in the delisted Securities on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

  Exchange Act Registration. The Securities are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Securities are not listed on a national exchange and there are fewer than 300 holders of record of each of such Securities. The termination of the registration of the Securities under the Exchange Act would reduce the information required to be furnished by the Company to the holders thereof and to the Commission, and would make certain of the provisions of the Exchange Act, such as short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with the stockholders' meetings pursuant to
Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 of the Exchange Act with respect to going private transactions, no longer applicable with respect to the Securities or the Company. Furthermore, if a substantial number of Securities are acquired by the Purchaser, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be margin securities or eligible for stock exchange listing or NASDAQ reporting. If registration of the Warrants under the Exchange Act were terminated, the Warrants would no longer be margin securities or eligible for stock exchange listing or NASDAQ reporting. The Purchaser believes that the purchase of the Securities pursuant to the Offer may result in the Securities becoming eligible for deregistration under the Exchange Act and it is the intention of the Purchaser to cause the Company to make an application for termination of registration of the Securities as soon as possible after successful completion of the Offer, if the Securities are then eligible for such termination. If registration of the Securities under the Exchange Act is not terminated prior to the Merger, registration of the Securities under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Securities are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Securities. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Securities would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Securities under the Exchange Act were terminated, the Securities would no longer constitute "margin securities."

  8. Certain Information Concerning the Company. The information concerning the Company contained in this Offer to Purchase, including that set forth below under "--Summary of Selected Financial Data," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1999, as filed with the Commission pursuant to the Exchange Act, and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  General. The Company is a Delaware corporation with principal executive offices located at 300 First Stamford Place, Stamford, Connecticut 06912. The telephone number of the Company at such offices is (203) 969-8600. The business of the Company consists of the production and sale of cement and ready-mixed concrete.

  Selected Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1999, as filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below under "--Available Information."

                          LONE STAR INDUSTRIES, INC.

                      SUMMARY OF SELECTED FINANCIAL DATA
                   (In thousands, except per share amounts)

                                                             Six Months Ended
                                                                 June 30,
                                    Year Ended December 31      (Unaudited)
                                  -------------------------- -----------------
                                    1998     1997     1996     1999     1998
                                  -------- -------- -------- -------- --------
Income Statement Data:
  Net sales...................... $347,065 $357,565 $367,673 $168,729 $155,496
  Total revenues.................  365,857  374,059  378,058  175,690  164,255
  Income before taxes............  115,142   98,736   81,770   49,094   44,488
  Net income applicable to common
   shares .......................   76,282   65,413   54,160   32,525   29,473
Balance Sheet Data (at period
 end):
  Cash........................... $120,161 $154,080 $ 71,215 $ 78,407 $146,331
  Total current assets...........  205,846  232,976  165,214  181,946  243,861
  Total assets...................  588,514  598,977  562,151  583,068  623,575
  Total current liabilities......   62,454   63,382  297,869   60,002   62,862
  Senior notes payable...........   50,000   50,000   50,000   50,000   50,000
  Total shareholders' equity.....  324,316  333,634  264,282  323,366  359,513
Weighted average common shares
 outstanding(/1/):
  Basic..........................   20,745   21,881   22,581   19,865   21,426
  Diluted........................   26,516   26,857   26,493   24,353   27,360
Earnings per common share(/1/):
  Basic.......................... $   3.68 $   2.99 $   2.40 $   1.64 $   1.38
  Diluted........................     2.88     2.44     2.04     1.34     1.08
Dividends declared per common
 share(/1/)...................... $   0.20 $   0.20 $   0.20 $   0.10 $   0.10

--------
(1) Per share data has been restated to give retroactive recognition to the two-for-one stock split to shareholders of record of the Company on December 14, 1998.

  Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent and Purchaser). The following is a summary of selected projected financial information provided to Parent by the Company.

                                                                Year Ended
                                                             December 31, 1999
                                                                 Projected
                                                           ---------------------
                                                           (In thousands, except
                                                              per share data)
       Net Sales..........................................       $367,659
       Operating profit...................................       $115,873
       Income before taxes................................       $119,296
       Net income applicable to common stock..............       $ 79,028
       Average shares outstanding (fully diluted).........         24,063
       Earnings per share (fully diluted).................       $   3.28
       Capital expenditures...............................       $109,281

  The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer only because the information was provided to Parent and Purchaser. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Parent and Purchaser that its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. According to the Company, the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, some of which are beyond the control of the Company, Purchaser or Parent or their respective financial advisors and representatives and some of which inevitably will prove to be incorrect. Although the Company has advised Parent and Purchaser that it believes the assumptions used in preparing this information were reasonable when made in May 1999, no prediction can be made as to whether such assumptions were or will be accurate; accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions (including the strength of local real estate markets) customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters, adverse weather conditions, unexpected operational difficulties and other matters. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Parent or Purchaser or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the projections described above. None of the Company, Purchaser, Parent or any of their respective financial advisors or the Dealer Manager intends to update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's securityholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

  9. Certain Information Concerning Parent and Purchaser.

  Parent and Purchaser. Parent is a corporation organized under the laws of the Federal Republic of Germany, with its principal executive offices located at Biebricher Strabe 69, 65203 Wiesbaden, Germany. The telephone number of Parent at such location is 49 (0611) 676-0. Parent produces cement, concrete and finishing products.

  Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Ten Post Office Square South, Boston, Massachusetts 02109.

All of the outstanding capital stock of Purchaser is owned directly by Dyckerhoff, Inc., a Delaware corporation and a wholly owned operating subsidiary of Parent ("Subsidiary"). Until immediately prior to the time Purchaser purchases Securities pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

  Financial Information of Parent. Parent is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

  Set forth below is certain selected consolidated financial information relating to Parent and its subsidiaries for Parent's last two fiscal years. The selected consolidated financial information has been prepared in Deutsche Mark in accordance with the standards issued by the International Accounting Standards Committee ("IAS"). IAS differ in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). A summary of the significant differences between U.S. GAAP and IAS is set forth below. Parent, however, believes that the differences are not material to a decision by a holder of Securities of whether to sell, tender or hold any Securities because any such differences would not affect the ability of Purchaser to obtain sufficient funds to pay for Securities to be acquired pursuant to the Offer. The amounts in the table set forth below are in Deutsche Mark unless otherwise indicated.

                                 DYCKERHOFF AG

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                           (in Deutsche Mark ("DM"),
       except where otherwise indicated in United States dollars ("$"))

                                   December 31,  December 31,    December 31,
                                     1998(1)         1998            1997
                                 -------------- --------------- ---------------
                                 (in million $) (in million DM) (in million DM)
Profit and Loss Account Data:
(Amounts in accordance with IAS)
  Sales...........................    $2,072        DM3,454         DM3,278
  Net income......................       106            177             164
  Group net income (attributable
   to Parent).....................        97            161             148
Balance Sheet Data:
(Amounts in accordance with IAS)
  Liquid funds....................    $   76        DM  126         DM  112
  Current assets..................       572            953             882
  Total assets....................     2,198          3,664           3,336
  Long-term financial
   liabilities....................       497            828             606
  Shareholders' equity............       783          1,305           1,215

--------
(1) Amounts in this column are unaudited and have been translated solely for the convenience of the reader at an exchange rate of DM1.6670 = $1.00, the Noon Buying Rate on December 31, 1998. No representation is made that the Deutsche Mark has been, could have been or could be, converted into U.S. dollars at that or any other rate.

  The following represents, in the opinion of management of Parent, the significant differences between U.S. GAAP and IAS that would affect the determination of consolidated net income and shareholders' equity of Parent for the periods for which the selected consolidated financial information has been presented herein.

  Pension Plans. U.S. GAAP requires pension costs to be recognized and computed as stipulated by the Statement of Financial Accounting Standard No. 87 ("SFAS 87"). While, under IAS, Parent generally calculated its December 31, 1998 projected benefit obligation in accordance with SFAS 87, under IAS, Parent completely recorded such projected benefit obligation as a liability in its consolidated balance sheet at December 31, 1998. Under U.S. GAAP Parent would not have been permitted to record the entire projected benefit obligation as a liability but rather would have been required to amortize certain portions of the projected benefit obligation through the consolidated profit and loss account over the future service lives of the employees. In 1997, under IAS Parent calculated its pension obligations using a different actuarial method and using differing actuarial assumptions than required under SFAS 87.

  Deferred Taxes. Under IAS, Parent has not recorded certain deferred tax liabilities arising from the adjusting to fair value fixed assets acquired in business combinations. Under U.S. GAAP, Parent would be required to record deferred taxes on such fair value adjustments. The effect of such U.S. GAAP difference would be to increase deferred tax liabilities and goodwill resulting from the acquisitions which would, in turn, increase goodwill amortization expense.

  Pro Rata Method of Accounting. As permitted under IAS, Parent uses the pro rata or proportionate method of accounting for certain investments in jointly controlled companies. Under U.S. GAAP, Parent's investment in such jointly controlled companies would be required to be accounted for using the equity method of accounting.

  Profit and Loss Account Format. As permitted under IAS, Parent's profit and loss account is prepared using the "total cost" method of presentation. Such method of presentation does not result in Parent reporting an amount for cost of goods sold. Under U.S. GAAP, Parent would be required to report its profit and loss account using the "cost of sales" method of presentation.

  Other Information Regarding Parent, Subsidiary and Purchaser. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the executive officers of Purchaser, Subsidiary and Parent, and for members of the board of directors of Purchaser and Subsidiary and members of the supervisory board and management board of Parent, respectively, and certain other information are set forth in Schedule I hereto.

  Except as set forth in this Offer to Purchase, none of Purchaser, Subsidiary, Parent, or to the best knowledge of Purchaser, Subsidiary and Parent, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of Purchaser, Subsidiary, Parent or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Securities, and none of Purchaser, Subsidiary or Parent, or to the best knowledge of Purchaser, Subsidiary and Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Securities during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Purchaser, Subsidiary, Parent or, to the best knowledge of Purchaser, Subsidiary and Parent, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, none of Purchaser, Subsidiary, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser, Subsidiary or Parent, any of the persons listed on
Schedule I, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996 there have been no contacts, negotiations or transactions between Purchaser, Subsidiary, Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  10. Sources and Amount of Funds.

  The total amount of funds required by the Purchaser to purchase the Securities in the Offer and the Merger, refinance existing Company indebtedness and pay related fees and expenses is estimated to be approximately $1.25 billion. Parent and Purchaser intend to obtain the funds from loans to be provided by Deutsche Bank AG and Dresdner Bank AG (the "Banks"). The Banks have entered into a Term Loan Facilities Agreement with Parent and Purchaser dated September 1, 1999 (the "Credit Agreement") pursuant to which the Banks have agreed to provide up to $1.3 billion in borrowings under unsecured senior credit facilities (the "Credit Facilities"). It is anticipated that the Banks will syndicate the Credit Facilities to a group of commercial banks. The Credit Agreement provides for the Credit Facilities to be made available as term loans in three tranches. The first tranche is a term loan in the amount of $800 million which is repayable on August 22, 2000. The second tranche is a term loan in the amount of $200 million which is repayable on February 28, 2001. The third tranche is a term loan in the amount of $300 million which is repayable semi-annually beginning August 21, 2001 in the amounts set forth therein. Each tranche of the Credit Facilities will bear interest at LIBOR plus a margin of .65% if the amount is in excess of $1 billion declining to .375% if the amount is less than $300 million. The term loans under the Credit Agreement will be available for drawdown through January 31, 2000. It is anticipated that the term loans will be partially refinanced by the issuance of U.S. dollar denominated Eurobonds in an amount approximately equal to DM 1.5 billion and by an increase in the equity of Parent in an amount of DM 0.4 billion. The Banks' obligations are subject to no litigation which could result in a material adverse change to the business of the Company or Parent, the receipt of all relevant governmental approvals and other customary conditions precedent. The Offer is not conditioned upon the availability of financing under the Credit Agreement or otherwise.

  The foregoing summary of the Credit Agreement is not a complete description of the terms and conditions of the Credit Agreement and is qualified by reference to the full text of the Credit Agreement filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser (the "Schedule 14D-1").

  11. Background of the Offer; Contacts with the Company.

  In early June 1999, Michael B. Clarke, President and Chief Executive Officer of Dyckerhoff, Inc., Parent's U.S. subsidiary, contacted William M. Troutman, President and Chief Executive Officer of the Company, regarding a possible acquisition of the Company by Parent. Mr. Troutman agreed to arrange a meeting with representatives of Parent to discuss the specifics of a proposed transaction.

  On June 22, 1999, Mr. Troutman and David W. Wallace, Chairman of the Company, met with Felix Pardo, Chairman of Dyckerhoff, Inc. and Mr. Clarke. At the meeting, the Company indicated its required terms for a proposed transaction, including an all-cash $50.00 per Share price, and Mr. Pardo and Mr. Clarke informed Messrs. Wallace and Troutman that they might be able to make such an offer if warranted by Parent's due diligence.

  On July 8, 1999, Parent signed a confidentiality agreement with the Company and during July 1999, Parent conducted business and legal due diligence with respect to the Company. The Company furnished to Parent detailed information concerning the Company's business and prospects.

  On July 30, 1999, Mr. Wallace and Mr. Pardo met again. Mr. Wallace repeated the $50.00 per Share minimum price, and Mr. Pardo indicated that Parent was still interested in pursuing the transaction. However, Mr. Pardo indicated at that time that Parent valued the Company at between $47.00 and $48.00 per Share.

  On August 2, 3 and 4, 1999, representatives of Parent toured certain of the Company's facilities. On August 10-12, 1999, representatives of Parent and Morgan Stanley met with senior management of the Company and representatives of Merrill Lynch to conduct due diligence on the Company.

  On August 13, 1999, Mr. Wallace advised Mr. Peter Steiner, Chief Financial Officer of the Parent, that a transaction had to value the Company at a price of at least $50.00 per Share, and requested Mr. Steiner to respond to the Company before its regularly scheduled Board Meeting on August 19, 1999, if Purchaser remained interested in proceeding with the transaction at that price. On August 14, 1999, the Purchaser's counsel furnished drafts of the Merger Agreement and the Tender Agreement to the Company and its counsel. On August 17, 1999, Mr. Steiner advised Mr. Wallace that subject to the satisfactory conclusion of due diligence and the negotiation of an acceptable Merger Agreement, including provision for the Termination Fee (as defined below), Parent would proceed with the transaction at $50.00 per Share.

  On August 19, 1999, at its regularly scheduled meeting, the Board of Directors of the Company was advised about the terms of the proposed transaction with Parent and based upon the price indication, authorized management to proceed.

  On August 24, 1999, Dr. Peter Rohde, Chairman of the Management Board of Parent, along with Mr. Steiner, Mr. Pardo, and Mr. Clarke, met with Mr. Wallace, Mr. Troutman, William E. Roberts, Vice President and Chief Financial Officer of the Company, and James W. Langham, Vice President and General Counsel of the Company. Dr. Rohde confirmed that Parent remained interested in acquiring the Company for $50.00 per Share, subject to the satisfactory completion of selected due diligence items and the negotiation of an acceptable Merger Agreement including the Termination Fee. Thereafter the parties negotiated the terms of the Merger Agreement and the Tender Agreement, including during meetings in Greenwich, Connecticut on August 24 and 25, 1999.

  On August 27, 1999, revised drafts of the Merger Agreement and the Tender Agreement were delivered to the Board of Directors of the Company.

  On September 1, 1999, the Company informed Parent that the Company's Board of Directors held a meeting in Greenwich, Connecticut to consider the proposed transaction.

  On September 2, 1999, the Company's Board of Directors and Parent's Supervisory Board and Board of Managing Directors each approved the Merger Agreement and the Company, Parent and Purchaser executed the Merger Agreement, and Parent, Purchaser and certain of the Company's stockholders executed the Tender Agreement.

  On September 2, 1999, Parent and the Company also issued press releases announcing the transactions contemplated by the Merger Agreement.

  On September 3, 1999, Purchaser commenced the Offer.

  12. Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.

  Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time, be an indirect wholly owned subsidiary of Parent.

  Merger Agreement.

  The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the
Schedule 14D-1 and is
incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, the Purchaser will purchase all Securities validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described in Section 1.

  The Company's Board of Directors. The Merger Agreement provides that immediately upon the acceptance for payment of and payment for any Securities by Purchaser pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to this paragraph) and (ii) the percentage that the number of votes represented by Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased and any Warrants so accepted for payment and purchased and converted by Purchaser into Shares) bears to the number of votes represented by Shares then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such Securities the Company will, upon request of Parent and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company will, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, the Company will use its best efforts to ensure that, in the event that Purchaser's designees are elected to the Board of Directors of the Company, such Board of Directors will have, at all times prior to the Effective Time, at least two directors who are directors on the date of the Merger Agreement and who are not officers or affiliates of the Company (it being understood that for purposes of this paragraph, a director of the Company will not be deemed an affiliate of the Company solely as a result of his status as a director of the Company), Parent or any of their respective subsidiaries (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors is reduced below two for any reason whatsoever the remaining Independent Director may designate a person to fill such vacancy who will be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who may not be officers or affiliates of the Parent or any of its subsidiaries (other than the Company), and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company will promptly take all action requested by Parent necessary to effect any such election, including mailing to its securityholders the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the securityholders of the Company) as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Each of Parent and Purchaser will furnish to the Company, and be solely responsible for, any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser, any waiver of any material condition to the Company's obligations or any of the Company's rights or other material action by the Company thereunder may be effected only by the action of a majority of the Independent Directors of the Company, which action will be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions contemplated thereby and the full Board of Directors of the Company; provided that, if there shall be no Independent Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company, except that no such action may amend the terms of the Merger Agreement or modify the terms of the Offer or the Merger in a manner materially adverse to the holders of Securities.

  The Merger. Pursuant to the Merger Agreement and the DGCL, as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Securities pursuant to the Offer and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Surviving Corporation") and, as of the Effective Time, an indirect wholly owned subsidiary of Parent. Notwithstanding the foregoing, Parent may elect at any time prior to the time that notice of the meeting of stockholders of the Company to consider approval of the Merger and the Merger Agreement (the "Stockholder Meeting") is first given to the Company's stockholders that instead of merging Purchaser into the Company as hereinabove described, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent. In such event the parties will execute an appropriate ministerial amendment to the Merger Agreement in order to reflect the foregoing and to provide that Purchaser or such other subsidiary of Parent will be the Surviving Corporation. At the Effective Time, (x) each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser, and
(iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive the Merger Consideration, without interest and (y) each Warrant then outstanding, other than Warrants held by (i) the Company or any of its subsidiaries or (ii) Parent or any of its subsidiaries, including Purchaser, will remain outstanding following, and be unaffected by, the Merger, except that, to the extent provided in Section
10.5 of the Warrant Agreement, from and after the Effective Time each holder of Warrants will have the right to obtain upon the exercise of each Warrant, in lieu of each Share theretofore issuable upon exercise of such Warrant, the Merger Consideration without interest thereon, net to the holder in cash. Purchaser's Certificate of Incorporation will become the Certificate of Incorporation of the Surviving Corporation, and Purchaser's Bylaws will be the Bylaws of the Surviving Corporation.

  Options. The Merger Agreement provides that prior to the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary to provide that (A) effective on the date of the Merger Agreement, no further grants will be made under the Company's Directors Stock Option Plan, dated July 1, 1996 (the "Directors Plan"), the Company's Management Stock Option Plan, dated April 14, 1994 (the "Management Plan") or the Company's 1996 Long Term Incentive Plan (collectively, the "Company Stock Option Plans"), (B) effective at the Effective Time, each outstanding Option, or any other award providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary heretofore granted under any of the Company's Stock Option Plans, whether or not then vested or exercisable, will, at the Effective Time, be canceled, and each holder thereof will be entitled to receive a payment in cash from the Company (the "Cash Payment"), upon cancellation, equal to the product of (x) the total number of Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price or purchase price, as the case may be, per Share subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option upon cancellation. Except as specifically set forth in this paragraph, the Company Stock Option Plans (and any benefit plan or other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary will terminate as of the Effective Time. Within 5 business days of the date of the Merger Agreement, the Company will obtain the consent of each of the holders of the Options as is necessary to effectuate the transactions contemplated by this paragraph. Notwithstanding anything to the contrary contained in the Merger Agreement, payment will, at Parent's request, be withheld in respect of any Option until all necessary consents are obtained, and in any event all such consents, if any, must be obtained prior to Purchaser's acceptance for payment of any Securities pursuant to the Offer.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capitalization, authority to enter into the Merger Agreement, the absence of certain changes, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the Commission, disclosures in proxy statements and tender offer documents, absence of certain changes or events, litigation, insurance, labor and employment matters, employee benefit plans, tax matters, compliance with applicable laws, Year 2000 compliance, brokers' and finders' fees, environmental matters, material contracts, applicability of state takeover statutes, undisclosed liabilities, title to properties, insurance, indemnification claims, excess parachute payments, termination agreements, deductions under Section 162(m) of the Code, the vote required to approve the Merger Agreement and its receipt of the Financial Advisor Opinion.

  In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which Parent or Purchaser or their assets may be subject, financing, disclosures in proxy statements and tender offer documents and brokers' and finders' fees.

  Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to (i) operate its business in the usual and ordinary course consistent with past practices; (ii) use its reasonable efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; (iii) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and (iv) use its reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  Except as set forth in the disclosure schedules to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Parent (which consent will not be unreasonably withheld or delayed), from the date of the Merger Agreement until the Effective Time, it will not, and will not permit any of its subsidiaries to (a) (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the severance policy or practice of the Company or its subsidiaries as disclosed in the disclosure schedules to the Merger Agreement and in effect on the date of the Merger Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or any benefit plan of the Company or any commonly controlled entity; or (iv) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or benefit plan of the Company or any commonly controlled entity; provided that the Company may amend the Company Stock Option Plans to accelerate the vesting of any unvested Options and to permit employees and directors to tender any shares acquired upon exercise of any Option into the Offer in accordance with the terms of the Merger Agreement; (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for (i) dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company and (ii) regular quarterly cash dividends by the Company consistent with past practices (including as to declaration, record and payment dates) in no event to exceed $0.05 per Share per fiscal quarter; (c) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or (ii) any purchase, forfeiture or retirement of shares or the Options occurring pursuant to the terms (as in effect on the date of the Merger Agreement) of any existing benefit plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of the Merger Agreement); (d) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests; (e) offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any voting company debt or other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than issuances of Shares upon the exercise of the Options and Warrants outstanding at the date of the Merger Agreement in accordance with the terms thereof (as in effect on the date of the Merger Agreement); (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice); (g) sell, lease, exchange or otherwise dispose of, or grant any lien with respect to, any of the properties or assets of the Company or any of its subsidiaries that are, individually or in the aggregate, material to the business of the Company and its subsidiaries, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business and consistent with past practice; (h) propose or adopt any amendments to its certificate of incorporation or bylaws or other organizational documents; (i) effect any change in any accounting methods, principles or practices in effect as of December 31, 1998 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles; (j) (i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company; (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's filings and reports under the Exchange Act filed and publicly available prior to the date of the Merger Agreement or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; (l) settle the terms of any material litigation affecting the Company or any of its subsidiaries; (m) make any tax election except in a manner consistent with past practice, change any method of accounting for tax purposes, or settle or compromise any material tax liability; (n) make or agree to make any new capital expenditures which individually are in excess of $1,000,000 or which in the aggregate are in excess of $3,000,000 except in accordance with the Company's budget; or (o) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in the Merger Agreement untrue or incorrect or cause any condition set forth in Section 15 to occur or any condition under "--Conditions to the Merger" to be unsatisfied.

  No Solicitation. In the Merger Agreement, the Company has agreed that from and after the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, the Company and its subsidiaries will not, and the Company will use its reasonable best efforts to cause their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal (as defined herein) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize any of its officers, directors or employees or any of its subsidiaries or affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its subsidiaries to take any such action; provided, however, that nothing contained in the Merger Agreement prohibits the Company or the Board of Directors of the Company from, prior to the earlier to occur of payment for the Securities pursuant to the Offer or adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, (i) furnishing information to or (ii) entering into discussions or negotiations with any person or entity that makes an unsolicited written Acquisition Proposal, if, and only to the extent that (x) in each case referred to in (i) and (ii) above, the Board of Directors of the Company, with the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that the failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to stockholders of the Company under applicable law and (y) in the case referred to in (ii), the Board of Directors of the Company determines in good faith that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and (z) prior to taking such action the Company (A) delivers to Parent and Purchaser the notice required pursuant to the Merger Agreement stating that it is taking such action and (B) receives from such person or group an executed confidentiality agreement that is not, in any material respect, less restrictive (including in respect of confidentiality and standstill restrictions) as to such person or entity than the confidentiality agreement dated July 8, 1999 between Parent and the Company.

  Except as expressly permitted by the Merger Agreement, neither the Board of Directors of the Company nor any committee thereof will (i) withdraw, modify or fail to make, or propose to withdraw, modify or fail to make its approval or recommendation of the Offer or the Merger or of the Merger Agreement, the Tender Agreement, and the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) take any action to render the provisions of any anti-takeover statute, rule or regulation (including Section 203 of the DGCL) inapplicable to any person (other than Parent, Purchaser or their affiliates) or group or to any Acquisition Proposal or redeem the Rights or otherwise modify the Rights Agreement to facilitate any Acquisition Proposal or purchase of Shares by any Person other than Parent and Purchaser, or (iv) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that prior to the earlier to occur of acceptance for payment of Securities pursuant to the Offer or adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, the Board of Directors of the Company may terminate the Merger Agreement if, and only to the extent that
(A) such Acquisition Proposal is a Superior Proposal, (B) the Board of Directors of the Company, with the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that the failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law, (C) the Company shall, prior to or simultaneously with the taking of such action, have paid or pay to Parent or Purchaser or their designee the Termination Fee (as defined below), (D) the Company is not in material breach of the provisions of the Merger Agreement relating to the solicitation and negotiation of Acquisition Proposals which material breach has resulted in a Superior Proposal, and (E) the Company shall have complied with its obligations relating to termination of the Merger Agreement in this situation.

  In addition to the obligations of the Company set forth in the two preceding paragraphs above, the Company agreed to promptly advise Parent of any request for information or the submission or receipt of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry and its response or responses thereto. The Company agreed to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. The Company also agreed to immediately cease and cause to be terminated any then-existing activities, discussions or negotiations with any parties conducted prior to execution of the Merger Agreement with respect to any of the foregoing.

  "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, or of any Material Business (as defined herein) or of any subsidiary or subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of the outstanding shares of any class of equity securities of the Company or its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; (iv) any acquisition of 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, for at least a majority of the Fully Diluted Shares, or at least 51% of the consolidated assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be superior to the Company's stockholders (taking into account any changes to the terms of the Merger Agreement and the Offer that have been proposed by Parent in response to such proposal) and to be more favorable to the Company and the Company's stockholders (taking into account relevant considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the Offer, the Merger and the other Transactions taken as a whole. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 15% or more of the net sales, the net income or the assets (including equity securities) of the Company and its subsidiaries taken as a whole, or the Company's interest in a particular joint venture.

  The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board of Directors of the Company, with the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that the failure to take such action would result in a breach of the fiduciary duty of the Board of Directors to the stockholders of the Company under applicable law; provided that neither the Board of Directors of the Company nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Offer or the Merger or approves or recommends, or publicly proposes to approve or recommend, an Acquisition Proposal unless the Company and the Board of Directors of the Company have complied in all material respects with all the provisions of the Merger Agreement relating to the solicitation and negotiation of Acquisition Proposals.

  Indemnification. In the Merger Agreement, Purchaser has agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers, employees and agents of the Company and its subsidiaries as provided in their respective certificates of incorporation, bylaws or certain specified agreements as in effect on the date of the Merger Agreement will survive the Merger and will continue in full force and effect in accordance with their terms for a period of six years from the Effective Time. Parent will cause to be maintained, if available, for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy and fiduciary liability policy (the "D&O Insurance") (provided that Parent may substitute therefor, at its election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the existing D&O Insurance) to the extent that such insurance policies provide coverage for events occurring prior to the Effective Time for all persons who are or were directors and officers of the Company on or prior to the date of the Merger Agreement, so long as the annual premium to be paid by the Company after the date of the Merger Agreement for such D&O Insurance during such six-year period would not exceed 200% of the annual premium as of the date of the Merger Agreement. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 200% of the annual premium therefor as of the date of the Merger Agreement, Parent will use reasonable best efforts to cause insurance coverage to be obtained for an amount equal to 200% of the current annual premium therefor, on terms and conditions substantially similar to the existing D&O Insurance.

  Employee Plans and Benefits and Agreements. In the Merger Agreement, the Surviving Corporation agreed, from and after the Effective Time, to honor in accordance with their terms (i) all existing employment, change of control agreements and other arrangements between the Company or any of its subsidiaries and any current or former officer of the Company or any of its subsidiaries which are specifically disclosed on the disclosure schedule to the Merger Agreement, (ii) with respect to all employees, officers and directors of the Company, all benefits or other amounts earned or accrued through the Effective Time under the benefit plans disclosed in the disclosure schedule to the Merger Agreement and (iii) certain obligations relating to retiree medical benefits.

  For a period of not less than one year following the Effective Time, the Company and the Surviving Corporation, as the case may be, will establish or maintain a compensation structure and benefit plans for employees of the Company (other than its officers and/or directors) who remain employees of the Surviving Corporation ("Transferred Employees") with terms that, in the aggregate, are substantially comparable to the compensation structure and benefit plans currently in place for such employees; provided that Parent, Purchaser, the Company and/or the Surviving Corporation do not have any obligation to (i) include any individual in any stock option or other equity-based compensation or benefit plan or arrangement, (ii) include any such Transferred Employee in any benefit plan of Parent or any related entity or
(iii) provide any individual with benefits resulting from any change of control of Parent, the Company or the Surviving Corporation that occurs after the Effective Time; provided further that the Company or the Surviving Corporation, as the case may be, will honor certain specified severance plans. From and after the Effective Time, for eligibility and vesting purposes (but not for benefit accrual purposes) under any severance, welfare, pension or other benefit plan or arrangement sponsored by the Company and/or the Surviving Corporation, as the case may be, that are made available to Transferred Employees, service with the Company and/or the Surviving Corporation, as the case may be (whether before or after the Effective Time) will be credited as if such services had been rendered to Parent or any related entity. Effective on the date of the Merger Agreement, the Company amended the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") to provide that (A) no individual eligible to participate in the Stock Purchase Plan will be permitted to increase the rate or level of his or her participation in the Stock Purchase Plan (including without limitation changing the amount of his or her contributions to the Stock Purchase Plan or enrolling to participate in the Stock Purchase Plan following the date of the Merger Agreement), (B) no further purchases of Securities shall occur pursuant to the Stock Purchase Plan after the date immediately preceding the date that Securities are first purchased pursuant to the Offer and (C) effective on the date that Securities are first purchased pursuant to the Offer, the Stock Purchase Plan shall terminate.

  Reasonable Best Efforts. In the Merger Agreement, subject to the terms and conditions thereof, each of the parties thereto has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the transactions contemplated by the Merger Agreement and the Tender Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement and the Tender Agreement, the proper officers and directors of each party to the Merger Agreement and the Tender Agreement will take all such necessary action. Such reasonable best efforts include, without limitation, (i) using such efforts to obtain all necessary consents, approvals or waivers from third parties and any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") necessary to the consummation of the transactions contemplated by the Merger Agreement and the Tender Agreement and (ii) opposing vigorously any litigation or administrative proceeding relating to the Merger Agreement or the Tender Agreement, including, without limitation, promptly appealing any adverse court or agency order. Notwithstanding the foregoing or any other provisions contained in the Merger Agreement and the Tender Agreement to the contrary, (i) neither Parent nor the Company nor any of their respective affiliates will be under any obligation of any kind to enter into any negotiations or to otherwise agree with or litigate against any Governmental Entity, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable Federal, state, local and foreign antitrust, competition or other similar laws and (ii) neither Parent or any of its affiliates will be under any obligation to otherwise agree with any Governmental Entity or any other party to sell or otherwise dispose of, agree to any limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, its subsidiaries, Parent or any of Parent's affiliates.

  Pursuant to the Merger Agreement, the Company and its Board of Directors will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender Agreement or any of the other transactions contemplated by the foregoing and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender Agreement or any other transactions, take all action necessary to ensure that the Offer, the Merger and the other transactions, including the transactions contemplated by the Merger Agreement and the Tender Agreement, may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions.

  Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Merger Agreement provides that the Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent). Subject to the foregoing, during such period, the Company agrees to enforce and agrees to permit Parent and Purchaser to enforce on its behalf and as third party beneficiaries thereof, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. In addition, the Company waived any rights the Company may have under any standstill or similar agreements to object to the transfer to Purchaser of all Securities held by securityholders covered by such standstill or similar agreements and agreed not to consent to the transfer of any Securities held by such securityholders to any other person unless (i) the Company has obtained the specific, prior written consent of Parent with respect to any such transfer or (ii) the Merger Agreement has been terminated in accordance with the provisions set forth in "--Termination."

  Stockholder Meeting. The Merger Agreement provides that, to the extent required by applicable law, the Company will promptly after consummation of the Offer take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the stockholders of the Company to consider and vote on the Merger and the Merger Agreement. At such stockholder meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent will be voted to approve the Merger and the Merger Agreement. The Board of Directors of the Company will recommend that the Company's stockholders vote to approve the Merger and the Merger Agreement if such vote is sought, will use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and will take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

  Notwithstanding the foregoing, in the event that Purchaser acquires at least 90% of the then outstanding Shares, at the request of Purchaser, the parties to the Merger Agreement will take all necessary and appropriate action to effect the Merger as a "short-form merger" without a meeting of the stockholders of the Company. See Section 13.

  Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if required by the DGCL, the Merger Agreement will have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law; and (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

  Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective Time:

    (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser;

    (b) by Parent, Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable;

    (c) by Parent or Purchaser if due to the occurrence and continued existence of any of the conditions to the Offer described in Section 15, Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without purchasing any securities pursuant to the Offer or (iii) failed to accept for payment Securities pursuant to the Offer prior to November 30, 1999;

    (d) by the Company (i) if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company, and Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer without purchasing any Securities pursuant to the Offer, or (C) failed to accept for payment Securities pursuant to the Offer prior to November 30, 1999; provided further that the applicable date pursuant to this clause (C) shall also be extended to the extent that the four business day notice period in clause (ii)(y) below is applicable and has not yet expired and also to the extent the Expiration Date of the Offer is required to be extended by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to a modification to the Offer by Purchaser in response to the Superior Proposal which gave rise to the notice period in clause (ii)(y) below, or (ii) prior to the purchase of Securities pursuant to the Offer, concurrently with the execution of an Acquisition Agreement under the circumstances permitted by the provisions described under "--No Solicitation" in connection with a Superior Proposal, provided that such termination under this clause (ii) will not be effective unless (x) the Company and its Board of Directors shall have complied in all material respects with their obligations under the provisions described under "--No Solicitation" in connection with such Superior Proposal and the Company has paid the Termination Fee and (y) the Company provides Parent and Purchaser with at least four business days' written notice prior to terminating the Merger Agreement, which notice is accompanied by (1) a copy of the proposed Acquisition Agreement with respect to the Superior Proposal that the Company proposes to accept and (2) the Company's written certification that it has made the determinations with respect to such Superior Proposal set forth in clauses (A) and (B) of the proviso in the second paragraph under "--No Solicitation" and the representation that the Company will, in the absence of any other superior Acquisition Proposal, execute such Acquisition Agreement unless Parent or Purchaser modifies the Offer or the Merger Agreement such that the Company's Board of Directors reasonably believes in good faith after consultation with its independent legal counsel and financial advisors that the Offer and the Merger (as so modified) are at least as favorable as such Superior Proposal;

    (e) by Parent or Purchaser prior to the purchase of Securities pursuant to the Offer, if (i) any representations or warranties of the Company (without reference to any materiality qualifications therein) contained in the Merger Agreement shall not be true and correct at any time prior to the acceptance for payment of Securities pursuant to the Offer, except where the failure to be true and correct would not have a Material Adverse Effect (as defined below) on the Company (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date except where the failure to be true and correct would not have a Material Adverse Effect on the Company), or (ii) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), each material covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it, and which breach, in the case of clause (i) and (ii) above, shall not have been cured prior to the earlier of (A) fifteen days following notice of such breach and (B) two business days prior to the date on which the Offer expires, provided, however, (x) that in the event of a material breach of the provisions described under""--No Solicitation" the Company will have three days following notice of such breach in order to cure and (y) in the event of a willful or intentional breach Parent and Purchaser may immediately terminate this Agreement, provided further there will be no right to cure breaches which are non-curable, or (iii) the Board of Directors of the Company or any committee thereof shall have withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger, any of the Transactions or the Merger Agreement, or shall have approved or recommended to the Company's stockholders an Acquisition Proposal or any other acquisition of Securities other than the Offer and the Merger, or shall have adopted any resolutions to effect any of the foregoing or the Company shall have taken action to redeem the Rights or otherwise modify the Rights Agreement to facilitate an Acquisition Proposal or purchase of Securities by any person other than Parent or Purchaser, or
  (iv) Merrill Lynch shall have withdrawn, or modified or qualified in any manner adverse to Parent or Purchaser, the Financial Advisor Opinion;

    (f) by the Company prior to the purchase of any Securities pursuant to the Offer if (i) there shall have been a material breach of any representation or warranty in the Merger Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) Parent or Purchaser shall not have performed or complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by them, and such breach materially adversely affects (or materially delays) the consummation of the Offer, and which breach, in the case of clause (i) and clause (ii) above, shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires; provided, however, that Parent and Purchaser shall have no right to cure such breach and the Company may immediately terminate the Merger Agreement in the event that such breach by Parent or Purchaser was willful or intentional, provided further there shall be no right to cure breaches which are noncurable; or

    (g) by Parent or Purchaser prior to the purchase of Securities pursuant to the Offer if any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, or any of their affiliates, shall have acquired beneficial ownership of more than 51% of the Shares outstanding or shall have consummated or entered into a definitive agreement with the Company with respect to an Acquisition Proposal, or consummates an Acquisition Proposal pursuant to a definitive agreement with the Company.

  In the event of the termination and abandonment of the Merger Agreement pursuant to the provisions set forth under "--Termination" above, the Merger Agreement, except for certain enumerated provisions, will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders. Nothing in this provision will relieve any party to the Merger Agreement of liability for breach of the Merger Agreement.

  Termination Fee. Except as provided below, the Merger Agreement provides that all fees and expenses incurred by the parties to the Merger Agreement will be borne solely and entirely by the party which has incurred such fees and expenses.

  If:

    (i) Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (c) under "--Termination" or the Company terminates pursuant to clause (d)(i) under "--Termination", in either case due to a failure to achieve the Minimum Condition and Parent and Purchaser are not in material breach of the Merger Agreement, Parent or Purchaser terminates pursuant to paragraph (c) under "--Termination" because of the occurrence and continued existence of the conditions set forth in paragraphs (a) or (b) of Section 15 or Parent or Purchaser terminates pursuant to clauses (e)(i) or (ii) under "--Termination", in each case set forth in this clause (i), in circumstances when, prior to such termination any third party shall have acquired beneficial ownership of 51% or more of the outstanding Shares or made or consummated or announced an intention to make or consummate an Acquisition Proposal for 51% or more of the consolidated assets of the Company or a majority of the outstanding Shares of the Company (or with respect to any such proposal that may be existing on the date hereof, not withdrawn such Acquisition Proposal), and, in the case of such an Acquisition Proposal which has not been consummated prior to such termination, within 12 months thereafter such Acquisition Proposal (or, in the case Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (c) under "--Termination" due to a failure to achieve the Minimum Condition, any other Acquisition Proposal for 51% or more of the consolidated assets of the Company or a majority of the outstanding Shares of the Company) has been consummated for consideration per Share higher than the per Share consideration in the Offer or for an aggregate consideration, including the retention of any equity by shareholders, of more than the aggregate consideration of the Offer and the Merger;

    (ii) Parent or Purchaser terminates the Merger Agreement pursuant to clauses (e)(iii) or (iv) under""--Termination", pursuant to paragraph (c) under "--Termination" because of the occurrence and continued existence of the conditions set forth in paragraphs (g) or (i) of Section 15, pursuant to paragraph (g) under "--Termination", because of a material breach of the provisions described under "--No Solicitation", or a willful or intentional breach of the Company's covenants and agreements which materially interferes with the consummation of the Transactions;

    (iii) the Company terminates the Merger Agreement pursuant to clause
  (d)(ii) under "--Termination"; or

    (iv) the Company terminates the Merger Agreement pursuant to paragraph
  (f) under "--Termination" in circumstances when Parent or Purchaser shall also have the right to terminate the Merger Agreement in the circumstances where Parent or Purchaser would have been entitled to a Termination Fee pursuant to clauses (i) or (ii) above;

then, in each case, the Company will pay to Parent, within one business day following the date on which Parent becomes entitled to a Termination Fee (or earlier, if applicable), a fee (a "Termination Fee"), in cash, equal to $42.25 million; provided that the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination. Any payment required to be made pursuant to these provisions shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent. These provisions will not, subject to the following paragraph, derogate from any rights or remedies which Parent, Purchaser or the Company may possess under the Merger Agreement or the Tender Agreement or under applicable law, as the case may be, including with respect to any breach of the representations, warranties, agreements or covenants contained in the Merger Agreement, provided that, notwithstanding the foregoing, the Termination Fee shall be the sole and exclusive remedy of Parent unless the Parent elects to forego the Termination Fee in such circumstances and pursue other rights and remedies in such circumstances.

  If the Merger Agreement is terminated by Parent or Purchaser pursuant to the provisions set forth in paragraph (c) under "--Termination" because of the occurrence and continued existence of the conditions set forth in paragraph
(a) of Section 15 or pursuant to the provisions set forth in clause (e)(i) under "--Termination" and the condition does not result from a willful breach, promptly upon demand the Company shall reimburse Parent and Purchaser for all their reasonable documented out-of-pocket fees and expenses incurred by Parent, Purchaser and their respective affiliates in connection with the Merger Agreement, the Offer, the Merger, the Tender Agreement and the other Transactions, including all such fees and expenses of counsel, accountants, investment bankers, experts and consultants to each of Parent and Purchaser and their respective affiliates, commitment and other reasonable documented fees and expenses payable to financing sources and the expenses of the preparation, printing, filing and mailing of the Offer documents and any other related costs and expenses (the "Expenses"). Other than as provided in the enforcement provisions of the Merger Agreement, payment of Expenses shall be the sole and exclusive remedy of Parent and Purchaser for such a breach, provided that Purchaser shall also be entitled to a Termination Fee to the extent clause (i) under "--Termination Fee" is applicable to the termination (in which event the payment of Expenses shall be returned).

  For purposes of the provisions under "--Termination Fee", "willful" shall mean that the Merger Agreement is terminated as a result of one or more representations and warranties in the Merger Agreement not being true when made and one or more of the persons listed on the disclosure schedules to the Merger Agreement had knowledge at that time of events, facts, circumstances or conditions not disclosed in the Merger Agreement which caused such representations and warranties to be false or misleading.

  Tender Agreement.

  The following is a summary of certain provisions of the Tender Agreement. This summary is not a complete description of the terms and conditions of the Tender Agreement and is qualified in its entirety by reference to the full text of the Tender Agreement filed with the Commission as an exhibit to the
Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Tender Agreement. The Tender Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  Pursuant to the Tender Agreement, each Certain Securityholder agreed that such Certain Securityholder will validly tender (or cause the record owner of such shares to validly tender) and sell pursuant to and in accordance with the terms of the Offer not later than the tenth business day after commencement of the Offer (or the earlier of the expiration date of the offer and the tenth business day after such Shares or Warrants, as the case may be, are acquired by such Certain Securityholder if the Certain Securityholder acquires Securities after the date of the Tender Agreement), or, if the Certain Securityholder has not received the Offer Documents by such time, within two business days following receipt of such documents, all of the then outstanding Securities beneficially owned by such Certain Securityholder (including the Securities outstanding as of the date of the Tender Agreement and set forth in the Tender Agreement opposite such Certain Securityholder's name). Subject to the terms of the Tender Agreement, upon the purchase by Purchaser of all of such then outstanding Securities beneficially owned by such Certain Securityholder pursuant to the Offer in accordance with this the Tender Agreement, the Tender Agreement will terminate as it relates to such Certain Securityholder. Each Certain Securityholder acknowledges that Purchaser's obligation to accept for payment and pay for the Securities tendered in the Offer is subject to all the terms and conditions of the Offer and the Merger Agreement.

  The Tender Agreement will terminate as to any Certain Securityholder upon the earlier of (a) the purchase of all the Securities beneficially owned by such Certain Securityholder pursuant to the Offer in accordance with the provisions in the Tender Agreement setting forth how to tender the Securities and (b) the date the Merger Agreement is terminated in accordance with its terms.

  Confidentiality Agreement.

  The following is a summary of certain provisions of the Confidentiality Agreement entered into on July 8, 1999 by Parent, Subsidiary and the Company (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  Pursuant to the terms of the Confidentiality Agreement, the parties agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. In addition, Parent has agreed in the Confidentiality Agreement to certain restrictions on its ability to acquire, or offer to acquire, Shares or take certain other actions, subject to certain exceptions with respect to third party offers to purchase Shares.

  13. Plans for the Company; Other Matters.

  Plans for the Company. Parent has evaluated the past performance of the Company and believes it to be very well-managed. Parent intends to continue programs, policies and management practices which it believes have allowed the Company to achieve its success. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, programs, policies, practices, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the combination of the operations of the Company with those of Parent. Such evaluation and review is ongoing and will not be completed until sometime after the consummation of the Offer and the Merger. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. In addition, subject to the terms of the Merger Agreement, Parent currently intends to terminate the declaration of the Company's regular quarterly dividend after the consummation of the Offer.

  Assuming the Minimum Condition is satisfied and Purchaser purchases Securities pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See Section 12. Purchaser presently intends to exercise its rights to cause the Company to elect to the Company Board its designees, and Purchaser intends to select such designees from among the individuals (who are currently officers or directors of Parent or Purchaser) identified in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement also provides that the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time. Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Securities through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer, subject to the terms of the Confidentiality Agreement. Purchaser and its affiliates also reserve the right to dispose of any or all Securities acquired by them, subject to the terms of the Merger Agreement.

  Except as disclosed in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

  Stockholder Approval. Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger and the Merger Agreement by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

  Short-Form Merger. The short-form merger provision of Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of capital stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Purchaser and the Company have agreed that Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than five business days if the Minimum Condition has been satisfied but less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer. Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Purchaser presently intends to effect a short-form merger, if permitted to do so under the DGCL.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares under the DGCL. Under the DGCL, such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. The Company has represented to the Parent and Purchaser that the Warrants will not entitle holders thereof to appraisal rights pursuant to the DGCL in connection with the Merger.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Securities pursuant to the Offer in which Purchaser seeks to acquire the remaining Securities not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction. The purchase of a substantial number of Securities pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

  14. Dividends and Distributions.

  The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, the Company will not, and will not permit any of its subsidiaries without the prior written consent of Parent to, (i) split, combine or reclassify any issued and outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to such shares, (ii) redeem, purchase, acquire or offer to acquire (or permit any subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock or
(iii) issue, sell, pledge, accelerate, modify the terms of or dispose of, or agree to issue, sell, pledge, accelerate, modify the terms of or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets, provided, that the Company may declare and pay to holders of Shares (but not warrantholders in their capacity as such) regular quarterly cash dividends not to exceed $0.05 per Share per fiscal quarter.

  15. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer but subject to the terms and conditions of the Merger Agreement, in addition to (and not in limitation of) Purchaser's rights pursuant to the Merger Agreement to extend and amend the Offer at any time, in its sole discretion, to the extent permitted by the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any Securities not theretofore accepted for payment or paid for, and Purchaser may terminate or amend the Offer if (i) a number of Securities representing at least a majority of the Fully Diluted Shares shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer ("Minimum Condition"), or (ii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Securities for payment or the payment therefor, any of the following conditions has occurred and continues to occur:

    (a) any representation and warranty of the Company in the Merger Agreement (without reference to any materiality qualifier therein other than the representations and warranties in the Merger Agreement concerning capitalization, which must be true and correct in all material respects) shall not be true and correct as of such time, except where the failure to be so true and correct (other than the representations and warranties in the Merger Agreement concerning capitalization) would not have a Material Adverse Effect on the Company (other than to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall not be true and correct as of such date, except where the failure to be so true and correct would not have a Material Adverse Effect on the Company) and which breach shall not have been cured prior to the earlier of (i) fifteen days following notice of such breach and (ii) two business days prior to the date on which the Offer expires; provided, however, that the Company shall have no right to cure such breach in the event that such breach by the Company was willful or intentional, provided further, there shall be no right to cure breaches which are non-curable);

    (b) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it and which breach shall not have been cured prior to the earlier of (i) fifteen days following notice of such breach and (ii) two business days prior to the date on which the Offer expires; provided, however, (x) that in the event of a material breach of a provision set forth "--No Solicitation", the Company shall have three days following notice of such breach in order to cure and (y) in the event of a willful or intentional breach Parent and Purchaser may immediately terminate the Merger Agreement, provided further, there shall be no right to cure breaches which are non-curable;

    (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) related to market conditions, (ii) any extraordinary adverse change in the financial markets in the United States or the Federal Republic of Germany, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Federal Republic of Germany by any Governmental Entity, (iv) any material mandatory limitation by any Governmental Entity on the extension of credit by banks or other lending institutions, or (v) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or the Federal Republic of Germany;

    (d) any applicable waiting period under the HSR Act shall not have expired or been terminated or there shall be threatened or pending any suit, action, investigation or proceeding by any Governmental Entity, or pending any suit by any other person which has a reasonable possibility of success, (i) challenging the acquisition by Parent or Purchaser of any Securities, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other Transactions or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Securities accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (v) requiring divestiture by Purchaser or any of its affiliates of any Securities or (vi) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent;

    (e) there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) threatened, proposed or sought (which in each case Parent believes in good faith is reasonably likely to become effective), enacted, entered, enforced, promulgated or issued with respect to or deemed applicable to, or any consent or approval withheld with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other Transactions by any Governmental Entity or court, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though
  (v) of paragraph (d) above;

    (f) since the date of the Merger Agreement there shall have occurred any events, changes, effects or developments that, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect on the Company;

    (g) (1) the Board of Directors of the Company or any other committee thereof shall have (i) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger, any of the other Transactions or the Merger Agreement, (ii) approved or recommended to the Company's stockholders an Acquisition Proposal or any other acquisition of Securities other than the Offer and the Merger or (iii) adopted any resolution to effect any of the foregoing, or the Company shall have taken action to redeem the Rights or otherwise modify the Rights Agreement to facilitate an Acquisition Proposal or purchase of Securities by any person other than Parent or Purchaser or (2) Merrill Lynch shall have withdrawn, or modified or qualified in any manner adverse to Parent or Purchaser, the Financial Advisor Opinion;

    (h) the Merger Agreement shall have been terminated in accordance with its terms; or

    (i) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 51% of the Shares or shall have consummated or entered into a definitive agreement with the Company with respect to an Acquisition Proposal.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and, subject to certain limitations described in Section 1.1 of the Merger Agreement, may be waived by Purchaser or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by Purchaser or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

  "Material Adverse Effect" shall mean any change or effect that is (after giving effect to any appropriate reserves for such matter on the financial statements included in the Company's filings and reports under the Exchange Act filed and publicly available prior to the date of the Merger Agreement) materially adverse to the business, results of operations, assets, liabilities or financial condition of the Company and its subsidiaries, taken as a whole, or any event, matter, condition or effect which precludes the Company from performing its obligations under the Merger Agreement or the consummation of the Transactions; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect directly attributable to the following shall be disregarded: (i) general economic or business conditions; (ii) general industry conditions; (iii) the taking of any action permitted or required by the Merger Agreement or the Tender Agreement; (iv) the announcement or pendency of the Offer, the Merger or any of the other Transactions; (v) the breach by Parent or Purchaser of the Merger Agreement; and (vi) a decline in the Company's stock price (provided, however, that any adverse effect attributable to the factors identified in clause (i) or (ii) above shall not be disregarded to the extent that the impact on the Company is greater than that on similarly situated companies).

  16. Certain Legal Matters and Regulatory Approvals.

  General. Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that is material to the business of the Company and its subsidiaries, taken as a whole, and is likely to be adversely affected by the acquisition of Securities by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Securities by Purchaser pursuant to the Offer, the Merger or otherwise, except for those approvals and actions which Parent and Purchaser presently expect to obtain. To the extent that any such approval or other action is required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "-- State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Securities tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Securities tendered. See Section 15 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Antitakeover Statutes. Section 203 of DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, because the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

  A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of DGCL, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Securities tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may to be obligated to accept for payment, or pay for, any Securities tendered pursuant to the Offer. See
Section 15.

  The Company has agreed in the Merger Agreement that it and its Board of Directors will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

  United States Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  The rules promulgated by the FTC require the filing by each of Parent and the Company of a Notification and Report Form with respect to the Offer under the HSR Act. Parent made the required filing on September 2, 1999. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form was filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Securities tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15.

  The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Securities, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Securities pursuant to the Offer or otherwise seeking divestiture of Securities acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company and its subsidiaries are engaged, Parent and Purchaser believe that the acquisition of Securities by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Securities by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

  As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  17. Fees and Expenses.

  Purchaser and Parent have retained Georgeson & Company, Inc., to serve as the Information Agent and EquiServe, L.P. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Securities by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the Federal securities laws.

  Parent has engaged Morgan Stanley to act as its financial advisor and as the Dealer Manager. Pursuant to a letter agreement dated July 2, 1999, Parent has agreed to pay Morgan Stanley for its services, including its services as Dealer Manager and as financial advisor to Parent, under customary terms and conditions, an aggregate of $5.2 million upon consummation of the Offer. Parent has also agreed to reimburse Morgan Stanley for all reasonable expenses, and to indemnify Morgan Stanley against liabilities and expenses in connection with its services, including liabilities under Federal securities laws.

  Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Securities pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

  18. Miscellaneous.

  The Offer is being made solely by this Offer to Purchase and the related Letters of Transmittal and is being made to all holders of Securities. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Securities pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Securities in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

  No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in
Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          Level Acquisition Corp.

September 3, 1999

                                  SCHEDULE I

                     INFORMATION CONCERNING DIRECTORS AND
     EXECUTIVE OFFICERS OF PARENT AND PURCHASER AND CERTAIN OTHER PERSONS

  1. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each member of the Supervisory Board and the Board of Managing Directors and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of Germany and the business address of each such person is c/o Dyckerhoff AG, Biebricher Strabe 69, 65203 Wiesbaden, Germany. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                         Present Principal Occupation or Employment;
               Name                   Material Positions Held During the Past Five Years
               ----               ---------------------------------------------------------

Supervisory Board

 Dr. Jurgen Lose................  Chairman of the Supervisory Board since 1998. Mr. Lose,
                                  64, former Member of the Board of Managing Directors of
                                  Dyckerhoff AG.
 Ulrich Schowalter..............  Vice Chairman of the Supervisory Board. Mr. Schowalter,
                                  57, Chairman of the Employees' Council of the Gollheim
                                  plant, Dyckerhoff Zement GmbH.
 Jurgen Birk....................  Member of the Supervisory Board. Mr. Birk, 46, Chairman
                                  of the Employees' Council of ispo GmbH.
 Christa Blotsch................  Member of the Supervisory Board. Ms. Blotsch, 56,
                                  Chairwoman of the Employees' Council of schneider + klein
                                  GmbH.
 Otto Boehringer................  Member of the Supervisory Board. Mr. Boehringer, 69,
                                  partner of C.H. Boehringer Sohn.
 Klaus Bussau...................  Member of the Supervisory Board. Mr. Bussau, 52, head of the Laboratory of the Wilhelm Dyckerhoff Institute for
                                  Building Materials Technology.
 Dr. Gotz Dyckerhoff............  Member of the Supervisory Board. Mr. Dyckerhoff, 57,
                                  Managing Director of Grunenthal GmbH.
 Gunter Ernst...................  Member of the Supervisory Board. Mr. Ernst, 54, Director
                                  of Bayerische Hypo- und Vereinsbank AG.
 Dr. Jurgen Forterer............  Member of the Supervisory Board. Mr. Forterer, 57,
                                  Chairman of the Board of Managing Directors of R & V
                                  Versicherungsgruppe.
 Werner Hab.....................  Member of the Supervisory Board. Mr. Hab, 44, Union
                                  Secretary.
 Dr. Tessen von Heydebreck......  Member of the Supervisory Board. Mr. von Heydebreck, 54,
                                  member of the Board of Managing Directors of Deutsche
                                  Bank AG.
 Karl-Heinz Horstkotte..........  Member of the Supervisory Board. Mr. Horstkotte, 52,
                                  Chairman of the Employees' Council of the Lengerich
                                  plant, Dyckerhoff Zement GmbH.
 Winfried Mehlhose..............  Member of the Supervisory Board. Mr. Mehlhose, 61, head of the Central Personnel Department of Dyckerhoff Zement
                                  GmbH.
 Kurt Morgen....................  Member of the Supervisory Board. Mr. Morgen, 63, former member of the Board of Managing Directors of Dresdner
                                  Bank AG.
 Thomas Weisgerber..............  Member of the Supervisory Board. Mr. Weisgerber, 50,
                                  member of the Management of Bundesverband deutscher
                                  Banken.

                                         Present Principal Occupation or Employment;
               Name                   Material Positions Held During the Past Five Years
               ----               ---------------------------------------------------------
 Hans-Joachim Wilms.............  Member of the Supervisory Board. Mr. Wilms, 44, Vice
                                  Chairman of the Board of Industriegewerkschaft Bauen-
                                  Agrar-Umwelt.

Board of Managing Directors

 Dr. Peter Rohde................  Chairman of Board of Managing Directors since 1995.
                                  Mr. Rohde, 58, former Member of the Board of Managing
                                  Directors of Ruhrkohle AG.
 Kurt Bischof...................  Member of Board of Managing Directors since 1997.
                                  Mr. Bischof, 63, former Senior General Manager of
                                  Dyckerhoff AG.
 Michael Busch..................  Member of Board of Managing Directors since 1997.
                                  Mr. Busch, 56, former Senior General Manager of
                                  Dyckerhoff AG.
 Philipp Magel..................  Member of Board of Managing Directors since 1992.
                                  Mr. Magel, 62.
 Peter Steiner..................  Member of Board of Managing Directors since 1998.
                                  Mr. Steiner, 40, former Member of the Board of Managing
                                  Directors of SUBA Bau AG.

  2. Directors and Executive Officers of Dyckerhoff, Inc. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is Ten Post Office Square South, Boston, Massachusetts 02109.

                                         Present Principal Occupation or Employment;
               Name                   Material Positions Held During the Past Five Years
               ----               ---------------------------------------------------------
 Felix Pardo....................  Director since 1997. Mr. Pardo, 62, Chairman since 1998;
                                  President and Chief Executive Officer of Phillip Services
                                  Inc. in 1998; President and Chief Executive Officer of
                                  Ruhr-American Coal Corp. from 1992 to 1998.

 Michael B. Clarke..............  Director since 1994. Mr. Clarke, 53, President and Chief
                                  Executive Officer since 1997; President and Chief
                                  Executive Officer of Glens Falls Cement Company Inc.
                                  since 1988; President of Glens Falls Lehigh Cement
                                  Company since 1999.

 Fred Cohrs.....................  Director since 1997. Mr. Cohrs, 65, President of Florida
                                  Rock Cement Group since 1995 and Vice President of
                                  Florida Rock Industries since 1995; General Manager and
                                  Partner of Carolina Cement Company from 1991 to 1995. His
                                  business address is 155 East 21st Street, Jacksonville,
                                  Florida 32206.

 Philipp Magel..................  Director since 1992. See Part 1 of this Schedule I.

 Joel Bravard...................  Director since 1997. Mr. Bravard, 45, a citizen of
                                  France, Member of the Board of Managing Directors of
                                  Dyckerhoff Zement International GmbH since 1997; Director
                                  of Ciments Francais from 1994 to 1997. His business
                                  address c/o Dyckerhoff AG, Biebricher Stra(Beta)e 69, 65203
                                  Wiesbaden, Germany.

 Michael Busch..................  Director since 1998. See Part 1 of this Schedule I.

  3. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, and the business address of each such person is Ten Post Office Square South, Boston, Massachusetts 02109.

                                        Present Principal Occupation or Employment;
  Name                               Material Positions Held During the Past Five Years
  ----                           ---------------------------------------------------------
Felix Pardo....................  Director, President, Treasurer and Secretary since 1999.
                                 See Part 2 of this Schedule I.

  4. Certain Other Persons. Approximately 41% of the voting power of the stock of Parent is held by approximately 300 Dyckerhoff family stockholders under a voting agreement. When matters are submitted to Parent's stockholders for vote, the parties to the voting agreement determine, by majority vote of the shares subject to the voting agreement, how all of the shares of Parent stock subject to the voting agreement are to be voted on a particular matter. The members of the Dyckerhoff family that are parties to the voting agreement may be deemed to control Parent.

Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, certificates for Securities and any other required documents should be sent or delivered by each securityholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       The Depositary for the Offer is:

                                   EQUISERVE

        By Mail:                      By Hand:                By Overnight Delivery:
  EquiServe Corporate                EquiServe              EquiServe Corporate Actions
         Actions              c/o Securities Transfer               Suite 4680
       Suite 4660            & Reporting Services Inc.       14 Wall Street, 8th Floor
      P.O. Box 2569           Attn: Corporate Actions           New York, NY 10005
 Jersey City, NJ 07303-    100 Williams Street, Galleria
          2569                   New York, NY 10038

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent or the Dealer Manager at the address and telephone number set forth below. Securityholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

          [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS APPEARS HERE]

                               Wall Street Plaza
                           New York, New York 10005
                          Call Collect (212) 440-9800
                         Call Toll Free (800) 223-2064

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

                                 1585 Broadway
                           New York, New York 10036
                          Call Collect (212) 761-4747